Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-3 of our reports dated November 16, 2011, relating to (i) the consolidated financial statements and financial statement schedule of Tyco International Ltd. and subsidiaries (the “Company”) and (ii) the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/  Deloitte & Touche LLP

New York, New York
December 16, 2011